ROSE, SNYDER & JACOBS

A CORPORATION OF CERTIFIED PUBLIC ACCOUNTANTS

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of the Amended 2006 Stock Incentive Plan on Form S-8 of CompuMed, Inc. of our report dated November 21, 2006, with respect to the balance sheets of CompuMed, Inc. as of September 30, 2006, and 2005 the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the September 30, 2006 Annual Report on Form 10-KSB of CompuMed, Inc.

/s/ Rose, Snyder & Jacobs

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

July 27, 2007

15621 VENTURA BOULEVARD, SUITE 490, ENCINO, CALIFORNIA 91436 PHONE: (818) 461-0600 • FAX: (818) 461-0610